Matrix Service, Inc., an Oklahoma corporation
Matrix Service Mid-Continent, Inc., an Oklahoma corporation
Midwest Industrial Contractors, Inc., a Delaware corporation
Petrotank Equipment, Inc., an Oklahoma corporation
San Luis Tank Piping Construction Co., Inc., a Delaware corporation Tank Supply, Inc., an Oklahoma corporation
West Coast Industrial Coatings, Inc., a California corporation
Colt Construction Company, a Delaware corporation
Heath Engineering, Ltd., an Ontario, Canada corporation
Midwest International, Ltd., a Delaware corporation
Brown Steel Contractors, Inc., a Georgia corporation
Mayflower Vapor Seal Corporation, an Oklahoma corporation
General Service Corporation, a Delaware corporation